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                                                                  EXHIBIT 99.453


                           ISO CHANGE MANAGEMENT FORM


                                                        CHANGE CONTROL #: 1007
                                                        CROSS REF:
SUBSYSTEM: SA

ORIGINATOR: Name: W. Strong                     DATE: 05/20/97


CHANGE REQUEST

CHANGE SUMMARY: Ancillary Services management - Bid Change #1

CHANGE DETAILS: Under the requested change, ancillary services bid evaluation will not take into account the energy bid for the resource; if the resource is dispatched in real time, its energy will be settled at real time balancing energy clearing prices

BENEFIT ANALYSIS: A London Economics study sponsored by the Trustee has concluded that the current AS market design in DSOW could produce inefficient outcomes; and recommended revising the ancillary services market design as outlined in this change order.

ANALYSIS

ASSIGNED TO: NAME: Ali Vojdani                  DATE: 04/29/97

DUE DATE: 06/04/97

CHANGE DESCRIPTION (CLICK HERE TO OPEN)

NEED FOR CHANGE:

A study sponsored by the Trustee has concluded that the current AS market design in the DSOW could produce inefficient outcomes, and recommended to revise the ancillary services market design as outlined in this change request. The requested change in the AS market design was approved by the ISO Trust Advisory Committee on 5/8/97.

DETAILED CHANGE DESCRIPTION:

The following lists changes and clarifications to the Ancillary Service requirements given in the DSOW:

1.   Form of A/S price curves:

o The energy bid price is a piecewise linear curve ($/MWH vs MW); however, this price is not used by the ASM subsystem in determining the A/S schedules.

o The Capacity reservation price for each service is a single ($/MW) entry for each resource (it is not a curve).

o The regulation adder for regulation reserve is a single ($/MW) entry and is used (along with the regulation capacity reservation price) in determining the regulation schedules.

o The energy bid (ENBID) and the expected energy output (ExpEn) are no longer used for the scheduling of black start.

2.   Price determination and payment:

o The output prices will consist of the marginal cost of ancillary service for each congestion zone. Output prices by resource will no longer be calculated since all resources in a congestion zone will pay the same price. This also applies to black start.

o If multiple resources have market prices resulting from an ancillary services auction, and if the sum of resources with price less than or equal to the market price is greater than the net requirement to be supplied by the ISO, then the resources with the market price will be prorated based on their capacity so that the total of the scheduled resources equals the requirement.

3.   Reserve auctions:

o Reserve auctions will be done in the following order: regulation, spinning, non-spinning and replacement.


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o    in the sequential auctions, the capacity scheduled from prior auctions subtracts from subsequent auctions. For example, suppose a SC bid the following from a resource: 10 MW regulation, 40 MW spinning, 0 MW non-spinning and 100 MW replacement. If the 10 MW were selected for regulation, then only 30 MW is available for the spinning auction and 90 MW for the replacement auction. If the 30 MW were selected for spinning, then only 60 MW would be available for replacement. If the 30 MW were not selected, then 90 MW would be available for replacement. No capacity would be available for non-spinning, in this example, under any conditions.

o Reserve auctions would be done for specified reserve regions where the reserve regions are disjointed and made up of one or more congestion zones. The reserve regions will be a function of time specified by the operator. The same reserve regions apply to all reserve types. Additionally, the operator will specify which external areas (companies) can supply each reserve region. Self provided reserves can only be used to provide reserves in a region if the resource is in the particular region or if the resource is in an external area that can supply that region.

4.   Hour-ahead auction:

o The hour-ahead auction procures additional A/S resources to cover additional scheduled energy resources (beyond that specified in the day-ahead market) and to cover reductions in bid capacities previously scheduled in the day-ahead auctions.

o Any A/S services scheduled in the day-ahead market that are not reduced will continue to be scheduled.

5.   Two day-ahead reserve requirements:

o The reserve requirements that are output two-days ahead (as part of the day-ahead processing) will be based on the ISO load forecast. Forecasts will only be supplied for regulation, spinning and non-spinning (not replacement) reserves. The percent of load supplied by thermal and hydro will be input constants set by the operator.

6. Black start is dispatched on operator demand for the entire system. There are no regional auction. The schedule is good from the start of the next hour and remains active until black start is redispatched.

7. Several parameters, enterable on ASM displays, are used to define the A/S requirements.

     A single value for each of the following parameters is used for all time points and all reserve regions:

     o    % load that is hydro (used for two-day ahead reserve calculations)

     o    % load that is thermal (used for two-day ahead reserve calculations)

     o    % hydro load (used for calculating operating reserve requirement)

     o    % thermal load (used for calculating operating reserve requirement)

     o % operating reserve (used for calculating spinning reserve requirement)

     o % of ISO and SC load forecast difference (used for calculating replacement reserve)

     The following are entered by zone and time point:

     o    Most severe contingency (MW)

     o    Additional replacement reserve requirement (MW)

     The following is entered by time point:

     o    % SC load forecast (used for calculating regulation requirement)



                                 IMPACT ANALYSIS

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OPEN DATE: 05/20/97   BY: Ali Vojdani

REJECTION DATE:

APPROVAL DATE: 05/08/97









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